News from
YELLOWAVE CORPORATION


For Immediate Release

                       YELLOWAVE CORP. SETTLES LITIGATION

     LOS ANGELES, January 3, 2001 -- Yellowave Corp.(YWVE) announced today that it has settled an action it had commenced in the U.S. Federal District Court against Newtech Broadwidth Ltd., Prosper Abitbol and several of his associates.

    The settlement required the defendants to return 7,425,000 shares of the Company's stock. These shares have been remitted to the Company and were cancelled, completing the settlement agreement.

    "We are pleased to have successfully ended this litigation," said Laura Ballegeer, Yellowave's Chief Operating Officer. "This settlement removes a significant distraction as management focuses its attention on Yellowave's future growth."

    The settlement agreement culminates more than four months of litigation stemming from a Share Purchase Agreement entered into between Yellowave and the defendants. Under the terms of that agreement, Newtech had agreed to be acquired by Yellowave upon the satisfaction of certain conditions by the defendants.

    Yellowave filed the lawsuit alleging that the defendants had committed fraud in inducing the company to enter into the agreement and that certain conditions had not been not satisfied. The Company obtained a temporary restraining order against the defendants on August 21, 2000 safeguarding the company's assets, and a preliminary injunction on September 25, 2000.

    Yellowave  is  pursuing  operating  science  and  technology   companies  as
acquisition targets.

    This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Expression of future goals and similar expressions reflecting something other than historical fact involve risks and uncertainties. The actual results the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

                                       end



Contact:          Alexander Auerbach
                  Auerbach & Co. Public Relations
                  800-871-2583 or auerbach@aapr.com